Exhibit 5.1

August 3, 2009
Dorman Products, Inc.
3400 East Walnut Street
Colmar, PA   18915

Ladies and Gentlemen:

I have acted as general counsel to Dorman Products, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 1,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), by the Company pursuant to the 2008 Stock Option and Stock Incentive Plan (the “Plan”).  This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined the following documents: (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws; (ii) resolutions adopted by the Board of Directors related to the Plan; and (iii) the Registration Statement (including all exhibits thereto).  I have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

This opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania (“BCL”).  In rendering this opinion I have assumed compliance with all laws (other than the BCL), including all federal and state laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, I am of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof.  I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.

This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Thomas J. Knoblauch

THOMAS J. KNOBLAUCH, ESQUIRE